Exhibit 10.1

2021 Genworth Financial, Inc. Omnibus Incentive Plan

2025-2027 Restricted Stock Unit Award Agreement

Dear [   ]:

This Award Agreement and the 2021 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Award Agreement and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.

Grant. You are hereby granted Restricted Stock Units (“RSUs”), which vest (become non-forfeitable) based on your continued employment with the Company and/or certain other events, as set forth in Section 3 below. Each vested RSU entitles you to receive from Genworth Financial, Inc. (together with its Affiliates, the “Company”) one Share of the Company’s Class A common stock (“Share”), as set forth in Section 6 below, all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee.

a.	Grant Date: [ ] (the “Grant Date”)

b.	Number of RSUs: [ ]

c.

Vesting. The RSUs shall not provide you with any rights or interests therein until the RSUs vest. Unless vesting is accelerated as provided in Section 3 herein or otherwise in the discretion of the Committee as permitted under the Plan, one-third of the RSUs (rounded to a whole Share) shall vest (become non-forfeitable) on each of the first, second and third anniversaries of the Grant Date (each, a “Designated Vesting Date”), provided that you have been continuously in the service of the Company through such date(s).

2.

Agreement to Participate. By accepting these RSUs, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the RSUs and/or Shares issued pursuant to the Plan and this Award Agreement. The Plan and the accompanying prospectus are available for your reference on the stock plan administrator’s website. You may also request a copy of the Plan or the prospectus at any time by contacting Human Resources at the address or telephone number set forth below in Section 14(a).

You may accept this Award Agreement by accessing and following the procedures set forth on the stock plan administrator’s website. If you do not wish to accept the RSUs and participate in the Plan and be subject to the provisions of the Plan and this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, Virginia 23060, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

3.	Vesting of RSUs. The RSUs have been credited to a bookkeeping account on your behalf. The RSUs will vest and become non-forfeitable as follows:

a.

Designated Vesting Dates. The RSUs will vest on the Designated Vesting Dates provided in Section 1(c), provided that you have been continuously in the service of the Company through such dates. Unvested RSUs shall be immediately cancelled upon termination of your service with the Company, except as provided in Sections 3(b), (c), (d), (f) and (g) below.

b.

Employment Termination Due to Death or Total Disability. If your service with the Company terminates as a result of your death or Total Disability, then all of your unvested RSUs shall immediately vest on the date of such termination of service. For purposes of this Award Agreement, “Total Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

c.

Employment Termination for Retirement. If your service with the Company terminates for any reason other than Cause on or after you have attained age sixty (60) and accumulated five (5) or more years of “continuous service” as defined under the Company’s “Continuous Service Policy” or equivalent, then all of your unvested RSUs shall immediately vest as of the date of such termination of service.

d.

Employment Termination Due to Layoff. If your service with the Company terminates as a result of a “Layoff,” as such term is defined or described in the Genworth Layoff Payment Plan (a “Layoff”), you shall continue to vest in any RSUs that are scheduled to vest after the Notice Date but before the Layoff Date (the “Notice Date” and “Layoff Date” each as defined in the Genworth Layoff Payment Plan). Additionally, the RSUs, if any, that are scheduled to vest on the next Designated Vesting Date after the Layoff Date shall immediately vest on the Layoff Date; all remaining unvested RSUs, if any, shall be forfeited as provided in Section 4 as of the Layoff Date.

e.

Qualifying Change of Control and Awards are Not Assumed. Upon the occurrence of a Qualifying Change of Control in which the Successor Entity fails to Assume and Maintain this Award of RSUs, all of your unvested RSUs shall immediately vest as of the effective date of the Qualifying Change of Control, provided that the circumstances giving rise to such Qualifying Change of Control meet the definition of a “change in control event” under Code Section 409A.

f.

Employment Termination without Cause or for Good Reason within 12 Months of a Qualifying Change of Control. If a Qualifying Change of Control occurs and the Successor Entity Assumes and Maintains this Award of RSUs, and if your service with the Successor Entity and its Affiliates is terminated by the Successor Entity or one of its Affiliates without Cause (other than such termination resulting from your death or Total Disability) or by you for Good Reason within twelve (12) months following the effective date of the Qualifying Change of Control, then all of your unvested RSUs shall immediately vest as of the date of such termination of service.

g.

Employment Termination without Cause or for Good Reason within 12 Months of a Non-Qualifying Change of Control. If a Non-Qualifying Change of Control occurs and if your service with the Company is terminated by the Company without Cause (other than such termination resulting from your death or Total Disability) or by you for Good Reason within twelve (12) months following the effective date of the Non-Qualifying Change of Control, then all of your unvested RSUs shall immediately vest as of the date of such termination of service.

4.

Forfeiture of RSUs Upon Termination of Employment. If your employment terminates prior to the Designated Vesting Dates provided in Section 1(c) for any reason other than as described in Section 3 above, you shall forfeit all right, title and interest in and to the RSUs as of the date of such termination and the RSUs will be reconveyed to the Company without further consideration or any act or action by you. Any RSUs that fail to vest in accordance with the terms of this Award Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by you.

5.	For purposes of this Award Agreement:

a.	“Business Unit Sale” shall mean the Company’s sale or disposition of all or any portion of a business unit.

b.

“Cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your Total Disability); (ii) your commission, conviction or pleading guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) your willful engagement in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company, monetarily or otherwise; or (iv) your material violation or breach of any Company policy, or any noncompetition, confidentiality, or other restrictive covenant with respect to the Company, that applies to you; provided, however, that for purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that the act, or failure to act, was in the best interests of the Company.

c.

“Good Reason” shall mean any material reduction in the aggregate value of your compensation (including base salary and bonus), or a substantial reduction in the aggregate value of benefits provided to you; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all employees shall alone not be considered Good Reason.

d.

“Non-Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that results from a Business Unit Sale, provided that following such Change of Control (i) the Company remains in existence as a publicly-traded company (separate and apart from any Successor Entity resulting from the Change of Control, and regardless of whether the Company continues to use the name “Genworth Financial, Inc.” or a different name), (ii) your employment with the Company is not terminated by the Company without Cause in connection with the Change of Control, and (iii) the RSUs subject to this Award Agreement remain outstanding.

e.	“Qualifying Change of Control” shall mean a Change of Control of the Company (as defined in the Plan) that is not a Non-Qualifying Change of Control.

6.

Conversion to Stock. Unless the RSUs are forfeited as provided in Section 4 above, the RSUs will be converted to Shares on the Designated Vesting Dates provided in Section 1(c), or earlier upon the occurrence of any of the events as provided in Sections 3(b) – 3(g), provided, however, that if the RSUs become vested upon your separation from service during a period in which you are a “specified employee” (as defined below), then, to the extent delivery of Shares would constitute non-exempt “deferred compensation” under Section 409A of the Code, your right to receive the Shares will be delayed until the earlier of your death or the first day of the seventh month following your separation from service (the “Conversion Date”). Shares will be registered on the books of the Company in your name as of the Conversion Date and delivered to you as soon as practical thereafter, in certificated or uncertificated form, as you shall direct.

For purposes of this Award Agreement, the term “Specified Employee” has the meaning given such term in Internal Revenue Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company’s Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Award Agreement.

7.

Dividend Equivalents. Until such time as the RSUs convert to Shares, or the RSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Participant (“Dividend Equivalent”) equal to the number of outstanding RSUs under this Award Agreement times the per share dividend payments made to shareholders of the Company’s Class A common stock. The Company shall accumulate Dividend Equivalents and will, on the date that RSUs convert to Shares, pay to the Participant a cash amount equal to the Dividend Equivalents attributable to such RSUs. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs.

8.	Restrictive Covenants. As a condition to receiving payment of the Award, you agree to the following:

a.

Non-Disparagement. Subject to any obligations you may have under applicable law, you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its agents, officers, directors or employees. Nothing in this section shall limit your ability to provide truthful testimony or information in response to a subpoena, court order, or investigation by a government agency.

b.

Non-Solicitation of Customers or Clients. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company for any reason, directly or through another person, solicit or contact any of the customers or clients of the Company with whom you had material contact during your employment, regardless of the location of such customers or clients, for the purpose of engaging in, providing, marketing, or selling any services or products that are competitive with the services and products being offered by the Company.

c.

Non-Solicitation of Company Employees. Unless waived in writing by the most senior Human Resources officer of the Company (or his or her successor), you will not, during and for a period of 12 months following the cessation of your employment with the Company, directly or through another person, solicit or encourage any director, agent or employee of the Company to terminate his or her employment or other engagement with the Company.

9.

Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount in cash or Shares sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement (including “sell to cover” arrangements whereby the company has the right to sell shares on your behalf to cover the taxes). With respect to such withholding, the employer may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct in cash or Shares any such taxes from any payment of any kind otherwise due to you.

10.

Nontransferability. The RSUs awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

11.

Requirements of Law. The granting of the RSUs and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The RSUs shall be null and void to the extent the grant, vesting or conversion of RSUs is prohibited under the laws of the country of your residence.

12.

Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant. The Committee’s interpretation of the Plan and this Award Agreement, and all decisions and determinations by the Committee with respect to the Plan and this Award Agreement, shall be final, binding, and conclusive on all parties.

13.

No Guarantee of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate your employment at any time, for any lawful reason.

14.	Plan; Prospectus and Related Documents; Electronic Delivery.

a.

A copy of the Plan is available for your reference on the stock plan administrator’s website and will be furnished upon written or oral request made to the Human Resources Department, Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, Virginia 23060, or telephone (804) 281-6000.

b.

As required by applicable securities laws, the Company is delivering to you a prospectus in connection with this Award, which delivery is being made electronically. A paper copy of the prospectus may also be obtained without charge by contacting the Human Resources Department at the address or telephone number listed above. By accepting this Award Agreement, you shall be deemed to have consented to receive the prospectus electronically.

c.

The Company will deliver to you electronically a copy of the Company’s Annual Report to Stockholders for each fiscal year, as well as copies of all other reports, proxy statements and other communications distributed to the Company’s stockholders. You will be provided notice regarding the availability of each of these documents, and such documents may be accessed by going to the Company’s website at www.genworth.com and clicking on “Investors” and then “SEC Filings & Financial Reports” (or, if the Company changes its web site, by accessing such other web site address(es) containing investor information to which the Company may direct you in the future) and will be deemed delivered to you upon posting or filing by the Company. Upon written or oral request, paper copies of these documents (other than certain exhibits) may also be obtained by contacting the Company’s Human Resources Department at the address or telephone number listed above or by contacting the Investor Relations Department, Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, Virginia 23060, or telephone (804) 281-6000.

d.

By accepting this Award, you agree and consent, to the fullest extent permitted by law, in lieu of receiving documents in paper format to accept electronic delivery of any documents that the Company may be required to deliver in connection with this Award and any other Awards granted to you under the Plan. Electronic delivery of a document may be via a Company e-mail or by reference to a location on a Company intranet or internet site to which you have access.

15.

Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

16.

Entire Agreement. Except as set forth in Section 17 below, this Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

17.

Compensation Recoupment Policy. Notwithstanding Section 16 above, this Award shall be subject to any compensation recoupment policy or policies of the Company that are applicable to you and to Awards of this type.

18.

Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Please refer any questions you may have regarding your Restricted Stock Unit Award to the Executive Vice President of Human Resources.

Acceptance Date: [   ]